A G R E E M E N T  A N D  P L A N  O F  R E O R G A N I Z A T I O N



         This Agreement ("Agreement") is made and entered into on April 25, 2000, by and among ISO-BLOCK PRODUCTS (USA), INC., a Colorado corporation, as buyer (the "Company"); CRYOCON INC., a Utah corporation, as the acquired company ("Acquired Company" or "Cryocon"); and certain persons executing this Agreement in their capacity as shareholders of Cryocon (the "Cryocon Holders").

                                R E C I T A L S:

         A. The Cryocon Holders collectively own of record and beneficially 11,000,000 shares of common stock, with no par value, of Cryocon (collectively, the "Cryocon Shares"), which are all the shares of Cryocon capital stock issued and outstanding; and

         B. The Cryocon Holders desire to sell to the Company, and the Company desires to purchase from the Cryocon Holders, all of the Cryocon Shares, on the terms and subject to the conditions of this Agreement; and

         C. The respective boards of directors of Cryocon and the Company have approved the execution of this Agreement and performance of the parties' respective obligations herein.

         NOW THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

         1.       THE EXCHANGE.

                  1.1 Sale and Purchase of the Cryocon Shares. On the terms and subject to conditions of this Agreement, at the Closing (defined below), the Cryocon Holders shall sell, transfer, assign, convey and deliver to the Company, free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to herein by the Company), and the Company or its subsidiary shall purchase, accept and acquire, all of the 11,000,000 Cryocon Shares from the Cryocon Holders, such purchase and sale being herein sometimes referred to as the "Exchange." The Company shall receive good and merchantable title to the Cryocon Shares. It is intended among all the parties that the Exchange shall constitute a tax free reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

                  1.2 Issuance of Exchange Shares. In full payment for the Cryocon Shares, the Company shall ratably issue and deliver to the Cryocon Holders in proportion to their respective ownership of the Cryocon Shares, as set forth on SCHEDULE 1.1 to this Agreement, attached hereto and incorporated herein, an aggregate of 44,000,000 shares of the Company's common stock, no par value per share (the "Exchange Shares"), being four (4) Exchange Shares for every Cryocon Share exchanged.

         The Exchange Shares will, when issued, be validly issued, fully paid, and nonassessable; the sale, issuance and delivery of the Exchange Shares on the terms herein contemplated has been authorized by all requisite corporate action of the Company; and the Exchange Shares will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of the Company or any other person. The Exchange Shares shall be issued to the Cryocon Holders in the respective denominations set forth on SCHEDULE 1.2 to this Agreement.

                  1.3 Exchange Shares Not Registered. The Exchange Shares when issued will not be registered under the Securities Act of 1933, as amended ("Act"), or the securities laws of any state or states, but shall be issued in reliance upon the exemptions from registration provided by Section 4(2) of the Act and/or Rule 505 or 506 of Regulation D under the Act and under analogous state securities laws, on the grounds that the Exchange does not involve any public offering. The Exchange Shares will be "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the

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Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from the Act's registration requirements is available for their resale. The prior written consent of the Company will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Nothing in this Agreement, however, precludes the subsequent registration of the Exchange Shares under the Act for resale on any appropriate form. All certificates evidencing the Exchange Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

                  "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

                  1.4 Registration of Conversion Shares. The Company acknowledges that Cryocon has sold convertible promissory notes (the "Cryocon Notes") in the aggregate principal amount of US$4,275,000. The Cryocon Notes are convertible into shares of the common stock of Cryocon, any successor, or Cryocon's parent company. The Company agrees that, following the Closing, the Cryocon Notes shall be convertible into shares of the Company's common stock. The parties agree that as soon as practicable following the Closing, the Company shall file a registration statement on an appropriate form for the purpose of registering under the Act all of the shares issuable upon conversion of principal and interest owed under the Notes.

                  1.5 Closing. Subject to the conditions precedent set forth herein, the consummation of the Control Exchange and any other transactions herein contemplated ("Closing") shall take place either at the offices of Brasher & Company, 90 Madison Street, Suite 707, Denver, Colorado 80206 or by the exchange of documents via courier, on or before May 31, 2000, which is herein referred to as the "Closing Date". The parties may by unanimous agreement provide for one or more postponements of the Closing.

                  1.6 Officers and Directors of the Company. At the Closing, the current officers and directors of the Company shall resign as necessary, each resignation to confirm in writing that the resigning persons do not owe and are not owed anything by the Company, and the persons named below shall be elected to the offices and directorships shown next to their respective names:

              Name                                    Position
              ----                                    --------

         Robert Brunson               DIRECTOR, Chairman of the Board, President
         Debra Brunson                DIRECTOR, Vice Chairman of the Board
         Harry Brunson                DIRECTOR
         Randy Sant                   DIRECTOR

                  1.7 Further Assurances. Cryocon and the Cryocon Holders agree to execute all documents and instruments and to take or to cause to be taken all actions which the Company deems necessary or appropriate to complete the transactions contemplated by this Agreement, whether before or after the Closing.


         2.       OTHER AGREEMENTS OF THE PARTIES.

                  2.1 Initial Reverse Split; Etc. The parties agree that as soon as possible following the Closing, the common stock of the Company shall undergo a 1:4 reverse split pursuant to which every common share of the Company then issued and outstanding shall be changed into one-fourth (1/4th) of a common share (the "Initial Reverse Split"). The parties also agree that, in conjunction with the Initial Reverse Split, the number of common shares authorized shall be increased so that 50,000,000 common shares shall be authorized and available after giving effect to the Initial Reverse Split.

                  2.2 Reverse Splits and Certain Recapitalizations Prohibited. The parties acknowledge that, following the Closing, the persons who are shareholders of the Company immediately preceding the Closing, will no longer hold a majority of the Company's voting power. The Company and all other parties



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expressly  agree  that,   during  the  two-year  period  following  the  Closing
("Period"), the Company shall not effect any "prohibited recapitalization." The term "prohibited recapitalization" being defined as any reverse split or combination of its common shares other than the Initial Reverse Split, or any merger, stock exchange or other reorganization which has the effect of changing any issued and outstanding common share of the Company into less than one common share; provided, that the term "prohibited recapitalization" shall not include any cancellation, partial cancellation or readjustment of shares issued by the Company in the normal course of business which relates only to shares issued after the Closing Date and not to all common shares of the Company then issued and outstanding. The Cryocon Holders expressly agree that, during the Period, they will not vote for or support any prohibited recapitalization nor grant a proxy or other voting right to a person other than a Cryocon Holder to vote at any meeting or act by written consent on a proposal to effect a prohibited recapitalization, and will affirmatively oppose any attempt to effect a prohibited recapitalization during the Period unless approved in a manner permitted by this Agreement.

                  2.3 Right to Enforce  Provisions.  The provisions set forth in
Section 2.2 are intended for the protection and benefit of all persons who are shareholders of the Company immediately prior to the Closing and their respective successors (the "Protected Shareholders"), all of whom are and shall be deemed third party beneficiaries of such provisions, and all parties agree that such provisions and the duration of the Period are reasonable. Any one or more Protected Shareholders may bring an injunctive action to prevent a prohibited recapitalization, an action to force the Company to revoke or rescind a prohibited recapitalization as if it had never been effected, an action to recover on the Company's behalf any damages suffered by effecting the prohibited recapitalization, or any one or more of such actions, or may otherwise judicially enforce such provisions. Any Protected Shareholder prevailing in such injunctive or other action shall be entitled to reimbursement from the Company and all officers and directors involved in effecting the prohibited recapitalization for costs and reasonable attorneys' fees incurred in bringing such action(s).

                  2.4 Change of the Company's Name. The parties agree that, as soon as reasonably possible following the Closing, a special meeting of the Company's shareholders shall be called for the purpose of voting upon a change of the Company's name to Cryocon Inc. or a substantially similar name. The Cryocon Holders agree to vote their Exchange Shares in favor of the name change.

                  2.5 Company and Cryocon to Obtain Audited Financial Statements. The parties acknowledge that the Company has not yet obtained its audited financial statements for fiscal year ended March 31, 2000. It is agreed that as soon as reasonably possible after the Closing, the Company and Cryocon (including all Cryocon subsidiaries) shall obtain the audited financial statements called for by Item 310 of Regulation S-B of the Securities and Exchange Commission, including the required balance sheets, and statements of cash flows, operations and changes in stockholders' equity, together with all required footnotes and schedules, audited by certified public accountants who are members of the SEC Practice Section of the AICPA. Such statements shall be prepared in accordance with generally accepted accounting principles and applicable SEC rules and regulations, applied on a consistent basis.

                  2.6 Stipulation as to Status of Certain Shareholders of the Company; Etc. The Company, Cryocon and the Cryocon Holders stipulate and acknowledge that following the Closing, current Company officers Egin Bresnig and Dean Wicker and Company counsel John D. Brasher Jr. will cease to be affiliates of the Company, as the term "affiliates" is defined in Rule 144(a) under the Act, for any reason. The Company, Cryocon and the Cryocon Holders have done such investigation as they have deemed necessary and have satisfied themselves fully on this point. Egin Bresnig and Dean Wicker will be, at any time commencing three months after the Closing Date, entitled to removal of all restrictive legends from and stop transfer orders affecting the certificate(s) evidencing their outstanding shares of the Company at any time upon request without need of legal opinion. The Company has issued to Bresnig, Wicker and Brasher certain options exercisable for a two-year period to purchase an aggregate of 1,500,000 common shares of the Company at a price of $0.125 per share (the "Options"), as shown below:

                                    Options Held
                                    ------------
         Egin Bresnig                 500,000
         Dean Wicker                  500,000
         John D. Brasher Jr.          500,000
                                    ---------
         TOTALS                     1,500,000

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The  Company,  Cryocon and the Cryocon  Holders  acknowledge  and agree that the foregoing shares issuable to Bresnig, Wicker and Brasher upon exercise of the Options (i) have been or prior to Closing will be registered under the Act under cover of Form S-8, and (ii) when the 1,500,000 shares are purchased by them upon due exercise of the Options following the Closing, such shares will be duly authorized, validly issued and fully paid, and all such shares will be unrestricted and free trading.

                  2.7 The Company's Capitalization at Closing; Sale of Certain Shares. At the Closing, the Company shall have issued and outstanding not more than 4,995,730 shares of common stock, 5,930 shares of Series A Preferred Stock, and the Options to purchase an aggregate of 1,500,000 shares common stock as disclosed in Section 2.6. Other than such shares and Options, at the Closing the Company will not without the prior written consent of Cryocon have issued or outstanding any other shares of stock, nor any options or other rights to purchase its common stock, nor any instrument convertible into or exchangeable for its common stock. No shareholder of the Company will have any preemptive right or similar right to purchase the Exchange Shares or other stock of the Company.

                  2.8 Issuance and Distribution of Rights. As promptly as practicable after the Closing, the Company shall distribute to persons who are shareholders of the Company immediately prior to the Closing (or their successors) rights or warrants permitting each holder to purchase up to three shares of common stock of the Company for each share held by them immediately following the Initial Reverse Split. Such rights or warrants shall be exercisable at a formula that results in an exercise price of eighty percent (80%) of the Market Price on the date of exercise, Market Price being defined as the closing sale price on the date of exercise. Notwithstanding the foregoing sentence, however, the minimum exercise price shall be $2.00 per share. The date of exercise shall be the date the right or warrant is duly surrendered to the Company's transfer agent for exercise, with proper payment attached, and every exercise shall be deemed made after the market close on the date of exercise. Such rights or warrants and the common shares purchasable upon their exercise shall be registered under the Act prior to distribution. Prior to distribution, such rights or warrants and the common stock purchasable upon their exercise shall have been registered under the Act on an appropriate form.

         3. CRYOCON'S REPRESENTATIONS AND WARRANTIES. Cryocon hereby represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

                  (a) Organization and Standing. Cryocon is a corporation duly organized, validly existing and in good standing under the laws of Utah, with all requisite power and authority to carry on the business in which it is engaged, to own the properties and assets it owns, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

                  (b) Capitalization. Cryocon's authorized capital stock consists of 20,000,000 shares of common stock, with no par value, of which 11,000,000 shares have been issued and are outstanding, and no shares of Preferred Stock are authorized. All of the Cryocon Shares have been duly authorized, validly issued, and are fully paid and nonassessable. Cryocon has sold convertible promissory notes (the "Cryocon Notes") in the aggregate principal amount of US $4,275,000. The Cryocon Notes are convertible into shares of the common stock of either Cryocon, any successor, Cryocon's parent company, or the Company, after the Closing. Except as expressed in this section, Cryocon does not have any other outstanding equity securities, options, warrants or similar instruments, and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby Cryocon is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Cryocon of any type or class. SCHEDULE 1.2 sets forth the names and addresses of all holders of capital stock of Cryocon and the number of shares of common stock held by each, which is an accurate and complete list. No person has preemptive or similar rights as to the Cryocon Shares. Cryocon will prior to Closing provide to the Company a copy of all agreements and understandings between Cryocon and any third parties.

                  (c) Subsidiaries. Cryocon currently has and at Closing will have no subsidiaries.

                  (d) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Cryocon Shares, Cryocon or any of its properties or assets in any court or by or

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before  any  federal,   state,  municipal  or  other  governmental   department,
commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to
Cryocon,  would  materially  affect  its  business,  prospects,   properties  or
financial condition or Cryocon's right to conduct its business as being conducted or expected to be conducted, except as disclosed on SCHEDULE 3(d). There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Cryocon Shares or Cryocon is a party or by which it is bound or affected, except as disclosed on SCHEDULE 3(d). Copies of material pleadings shall accompany such schedule.

                  (e) Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by Cryocon are true, correct and complete as of the date of this Agreement and will be so as of the Closing Date. All statements contained in any certificate made by any official of Cryocon and delivered to the Company shall be deemed representations and warranties of Cryocon.

                  (f) Compliance with Laws and Permits. Cryocon has complied in all material respects with its articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing. Cryocon has obtained all federal, provincial and municipal licenses and permits necessary to its properties and operations, is not in violation of any such license or permit and has not received any notification that any revocation or limitation thereof is pending or threatened.

                  (g) No Undisclosed Material Liabilities. Cryocon has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), including liabilities as guarantor or surety or otherwise for the obligations of others and tax liabilities due or to become due, except as described in writing to the Company or on SCHEDULE 3(g). There is no basis for any material claim against Cryocon's assets, which involves an amount in excess of $10,000, except as disclosed in writing to the Company. Cryocon has no creditors whose prior consent might be required by law to the Exchange.

                  (h) Material Transactions and Adverse Changes. Except as has been disclosed in writing to the Company, Cryocon has not and as of the Closing Date will not have: (i) suffered any materially adverse change in its assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of its assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of Cryocon; (iii) made any change in any method of accounting or accounting practice, including the revaluation of any of its assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Section.

                  (i) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon Cryocon by any federal, state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed. Adequate reserves have been established for all income and other tax liabilities, except as otherwise disclosed on SCHEDULE 3(i). Cryocon has not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability. No consents have been filed by Cryocon pursuant to
Section 341(f) of the Internal Revenue Code of 1986, as amended.

                  (j) Contracts. Attached to this Agreement, as SCHEDULE 3(j) is a listing of all material contracts to which Cryocon is a party. With respect to each such contract, except as disclosed in writing to the Company, Cryocon is not in default, the contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, and the contract will continue after the Closing to be legal, valid, binding, in full force and effect in accordance with its terms. Contracts or commitments described in any other Schedule need not be disclosed in SCHEDULE 3(j).

                  (k) Indebtedness to and from Affiliates. Except as disclosed on SCHEDULE 3(k), Cryocon is not indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no money or property

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is owed to Cryocon by any officer,  director,  employee or shareholder  thereof, and none will be owed as of the Closing Date.

                  (l) Documents Genuine. All originals and/or copies of Cryocon's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of directors and shareholders of Cryocon, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Company, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

                  (m) Financial Statements and Records. Cryocon will provide to the Company two years' of financial statements, and all such statements shall fairly present the assets, liabilities and financial condition of Cryocon as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto. Cryocon also will furnish to the Company copies of its other books, accounts and records as requested.


                  (n) Officers and Directors Salaries. Cryocon will provide to the Company a list of all its officers and directors, reflecting the job description and salary of each person.

                  (o) Insurance. Cryocon has insurance policies in effect.

                  (p) Authorization and Validity. The execution, delivery and performance by Cryocon of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Cryocon and all necessary approvals of the shareholder(s) of Cryocon will have been obtained by the Closing Date. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Cryocon and constitutes and will constitute legal, valid and binding obligations of Cryocon, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  (q) Consents; Approvals; Conflict. Except for compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for Cryocon and the Cryocon Holders to consummate the Exchange. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, Cryocon's articles of incorporation, bylaws or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which Cryocon is a party.

                  (r)  Intellectual  Property.  Attached to this  Agreement,  as
SCHEDULE 3(r) is a description of all registered trademarks, trademarks, service marks, copyrights, trade names and licenses, owned or held by Cryocon and applications pending therefor. Copies of each such right or application shall be furnished to the Company. Cryocon has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, service mark or copyright belonging to any third person, and Cryocon has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. Cryocon owns or hold adequate licenses or other rights to use all patents, trademarks, trade names, service marks and copyrights used in its business as now conducted, and such use does not conflict with, infringe upon or violate the rights of any third party in a manner which might have a materially adverse effect upon Cryocon.

                  (s) Restrictive Covenants. Prior to the consummation of the Exchange, Cryocon shall conduct its business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, Cryocon will not, without the prior written consent of the Company, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any material indebtedness for borrowed money, (iv) make any loans or advances other than in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to its capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, or
(vii) mortgage, pledge, or subject to encumbrance any of its assets or properties or sell or transfer any of its assets or properties, except in the ordinary and usual course of business.

                  (t) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Cryocon has made no other representations or warranties to Company in connection with the Exchange. Cryocon's decision to enter into the Exchange is based upon its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.



         4. REPRESENTATIONS AND WARRANTIES OF THE CRYOCON HOLDERS. The Cryocon Holders each represent and warrant to the Company that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

                  (a) Each Cryocon Holder owns of record and beneficially all the Cryocon Shares respectively shown next to his, her or its name on SCHEDULE
1.2 to this Agreement; and his, her or its Cryocon Shares are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons; and no person has or will have any right in and to such shares except as are created by force of law under any marital, community property or similar rights. No third party has or at Closing will have any right of first refusal, pre-emptive right, option or similar right to acquire any of the Cryocon Shares except as disclosed to the Company in writing prior to the Closing. Each Cryocon Holder represents and warrants that he, she or it is not now insolvent and will not be insolvent after selling and delivering the Cryocon Shares to the Company on the terms of this Agreement, and each Cryocon Holder is receiving new consideration at least equal to the full and fair value of the Cryocon Shares being sold. Each Cryocon Holder has the full right, power and legal capacity to enter into this Agreement and sell and deliver the Cryocon Shares to the Company. As to each Cryocon Holder, which is a corporation or other entity, all requisite corporate or equivalent action has been taken necessary to approve the execution and performance of this Agreement.

                  (b) Cryocon and the Cryocon Holders understand and acknowledge that the Company is not profitable and does not have full-time or professional management, and that the officers and directors of the Company after the Closing will be the current officers and directors of or persons designated by Cryocon. Each Cryocon Holder recognizes that the Exchange Shares are speculative and involve a high degree of risk, and that the prospects and future success of the Company depend principally upon the Cryocon Holders and management designated by Cryocon.

                  (c) Each Cryocon Holder acknowledges and agrees that he, she or it or his, her or its representatives have been furnished with or offered substantially the same kind of information regarding the Company and its business, assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Exchange Shares. Each Cryocon Holder further represents that he, she or it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

                  (d) In connection with the issuance and delivery of the Exchange Shares, each of the Cryocon Holders understands and acknowledges that the Exchange Shares have not been registered under the Act or any state laws in reliance upon exemptions from registration and that such shares will be restricted and subject to significant restrictions on transfer, as described in
Section 1.3 of this Agreement. Each Cryocon Holder is acquiring the Exchange Shares for his, her or its own account, and not for the account of any other person and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Exchange Shares except as may exist or arise under marital property laws or otherwise by operation of law.

                  (e) The Cryocon Holder, alone or together with the Cryocon Holder's adviser(s), has such knowledge and experience in financial, tax and business matters as to enable Cryocon Holder to utilize the information made available by the Company, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

                  (f) All information which each Cryocon Holder has provided or will provide to the Company is or will be correct and complete as of the date furnished to the Company, and, if there should be any material change in such information prior to the Closing as to a Cryocon Holder, that Cryocon Holder will immediately provide the Company with such information.

                  (g) No Cryocon Holder was solicited by the Company by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

                  (h) Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has not made any representation or warranty to any Cryocon Holder in connection with this Agreement. Each Cryocon Holder's decision to enter into the Exchange is based upon his, her or its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

                  (i) To the best of the knowledge of each Cryocon Holder, all of the representations and warranties of Cryocon set forth in this Agreement are accurate and true.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Unless specifically stated otherwise, the Company represents and warrants to the other parties that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

                  (a) Organization and Good Standing; Authority. The Company is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Colorado, entitled to own its properties and operate its business as now being conducted. The Company has corporate power and authority to enter into this Agreement and the related agreements contemplated herein, to executive and deliver and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                  (b) Authorized Capitalization. As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value, of which 4,995,730 are outstanding; 1,000,000 shares of Series A, non-voting convertible preferred stock, no par value, of which 5,390 shares of preferred stock are and at Closing will be outstanding; 1,000,000 shares of Series B, non-voting convertible preferred stock, no par value, of which no shares are or shall at Closing be outstanding; 1,000,000 shares of Series C, non-voting convertible preferred stock, no par value, of which no shares are or shall at Closing be outstanding; and 1,500,000 shares of Series 1996, non-voting convertible preferred stock, no par value, of which no shares are or shall at Closing be outstanding.

                  (c) Outstanding Options, Warrants or Other Rights. As disclosed in Section 2.6, the Company has granted and issued certain Options entitling the holders thereof to purchase an aggregate of 1,500,000 shares of common stock for a period of two years at a price of US$0.125 per share. Copies of the Options have been or will be furnished to Cryocon. Except as expressly set forth, herein, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to Cryocon a list of all holders of the Company's capital stock and stock options, the number of shares held by each and the number of each certificate held, duly certified by the Secretary of the Company.

                  (d) Subsidiaries. The Company has and as of the Closing will have no subsidiaries.

                  (e) Documents Genuine. All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to Cryocon, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

                  (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Company is a party or by which it is bound or affected.

                  (g) Compensation Plans. Except as described below, the Company has not authorized and does not have in effect any stock options or stock purchase plans, dividend reinvestment plans or similar plans pursuant to which any person is entitled to acquire capital stock of the Company or any securities convertible into or exchangeable for its capital stock. The Company has delivered to Cryocon a copy of each plan and grant of common shares and options described below. No shares will be awarded or issued pursuant to such plans, or otherwise, without the prior written authorization of Cryocon.

                           (i) The Company has in effect a 1993 Compensatory Stock Option Plan, covering 1,000,000 shares of the Company's common stock. No options have been granted and none will be granted prior to Closing pursuant to this Plan.

                           (ii) The Company has in effect a 1993 Employee Stock Compensation Plan covering 500,000 of the Company's common shares, pursuant to which the Company may award shares of common stock to persons defined therein as employees. The Company has not awarded any shares under this plan, and no shares will be awarded under this plan prior to Closing without Cryocon's prior written consent.

                  (h) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  (i) Financial Statements. The Company will provide to Cryocon all of the Company's financial books and records such audited and unaudited financial statements of the Company, back to inception, as exist and as Cryocon requests. All such statements shall fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.


                  (j) No Undisclosed Material Liabilities. The Company has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in the Company's financial statements or otherwise disclosed in writing to Cryocon.

                  (k) Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

                  (l) Indebtedness to or from Affiliates. The Company is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date. No money or property is owed to the Company by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.

                  (m) Salaries. No person currently receives a salary or other cash compensation from the Company, and no person will receive a salary or other cash compensation from the Company prior to Closing.

                  (n) Insurance. The Company does not now have any insurance policy in effect and will not obtain any insurance policy prior to Closing.

                  (o) Books, Records and Accounts. Except for the minute book and accounting and corporate records of the Company furnished to Cryocon, there are no other books, records or accounts of the Company. Cryocon shall have the right to review and obtain the records, books and accounts of the Company, all and sundry.

                  (p) Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to Cryocon shall be deemed representations and warranties of the Company.

                  (q) Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

                  (r) Restrictive Covenants. Prior to the consummation of the proposed Exchange, the Company shall not engage in any business or activity other than attempting to consummate the Exchange. Furthermore, the Company will not, without the prior written authorization of Cryocon, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment which is material to the Company.


                  (s) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Cryocon has made no other representation or warranty to the Company in connection with the Exchange. The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of Cryocon other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

         6. CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the accuracy and truthfulness of all representations of the other parties, and the fulfillment, prior to the Closing, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

                  6.1 Documents to be Delivered to the Company. At the Closing, the following documents shall be delivered to the Company by Cryocon or the Cryocon Holders, as the case may be, which documents shall be satisfactory in form and content to the Company's counsel:

                  (a) Certificates executed by the chief executive officer and the chief financial or accounting officer of Cryocon, dated the Closing Date, certifying that the representations and warranties of Cryocon contained in this Agreement and the information set forth in all Schedules and Exhibits of Cryocon hereto are then true and correct and that Cryocon has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by Cryocon.

                  (b) A copy of the directors' resolution or the minutes of the meeting of the directors of Cryocon approving the execution and performance of this Agreement.

                  (c) All certificates evidencing the Cryocon Shares, each endorsed on the reverse side for transfer or accompanied by a signed stock power in form satisfactory to the Company.

                  (d) All Schedules, properly filled out, and all documents and Exhibits called for in this Agreement.

                  (e)      The same  information  as to Cryocon as called for in
                           Section 6.2(a) through (l).

                  6.2 Documents to be Delivered to Cryocon and the Cryocon Holders. Prior to the Closing, and as a condition precedent to Closing, each of the following documents shall be delivered to Cryocon and the Cryocon Holders by the Company, and the documents must be satisfactory in form and content to Cryocon Holders, Cryocon and its counsel:

                  (a)      Current Company Bylaws.

                  (b)      Articles of Incorporation, including all amendments.

                  (c) All Certificates of Amendment and Restatements to Articles of Incorporation.

                  (d) Certificate of Designation Establishing Series A, Series B, Series C, and 1996 Non Voting Preferred Stock. -

                  (e) Minutes from all Board of Directors Meetings and Shareholders Meetings from inception.

                  (f) All State and Federal Tax Returns filed from 1996 to present (including extensions).

                  (g)      Description  of all  Company  Assets and  evidence of
                           ownership,   including   all  deeds,   judgments  and
                           contracts.

                  (h) Documentation regarding legal actions to foreclose on Mortgages in Germany, including the attorney (s) names that handled the manners.

                  (i) Explanation of the preferred shares issued, including the name of holders, number of shares held, and their rights pursuant to the ownership of the shares.

                  (j) Description of all real property owned by Company, including copies of title reports and deeds of trusts.

                  (k) List of all Persons holding options to purchase common stock.

                  (l) Shareholder List from Transfer Agent, and copies of all written instructions to Transfer Agent to issue shares from April 1993 to present.

                  (m) A copy of the Options granted by the Company to Egin Bresnig, Dean Wicker, and John D. Brasher Jr., and described in Section 2.6.

                  (n) To the Cryocon Holders, certificates evidencing the Exchange Shares in the proper denominations.

                  (o) To Cryocon, a certificate executed by the Company dated the Closing Date, certifying that the representations and warranties of the Company contained in this Agreement and the information set forth in all Schedules and Exhibits of the Company are then true and correct and that the Company has complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

                  (p) To Cryocon, a copy of the directors' resolution or the minutes of the meeting of the directors of the Company approving the execution and performance of this Agreement.

                  (q) All Schedules, properly filled out, and all Exhibits called for in this Agreement.


                  6.3 Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions and terms of this Agreement), unless waived in writing, on or prior to the Closing:

                  (a) Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Closing Date as if made on such date.

                  (b) Compliance. The Company, Cryocon and the Cryocon Holders each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Closing Date.

                  (c) No Errors or Misrepresentations. The Company shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and Cryocon shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by the Company.

                  (d) Due Diligence Examination. The Company and Cryocon shall have completed their due diligence examination of the other party to their satisfaction, including all books, records, contracts, documents listed in paragraph 6.2 and other documents and all financial affairs of the other party.

                  (e) Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

                  (f) No Litigation or Proceedings. No injunction or restraining order of any federal or state court is in effect which prevents the purchase of the Assets or issuance and delivery of the Exchange Shares, and no lawsuit or other proceeding has been filed by any person by the Closing Date contesting or attempting to enjoin either action, and no action is taken and no law is passed after the date of this Agreement which prevents the Exchange.

         7. OTHER COVENANTS OF THE PARTIES. The parties agree that, prior to the
Closing:

                  (a) Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

                  (b) Restriction on Action. The parties each agree that he or it will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he or it has undertaken to do in this Agreement or any related agreement.

                  (c) Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, Cryocon and the Company each shall permit the other, its counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to Closing, to its equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and its representatives during such period all information it or its representatives may reasonably request.

                  (d) Public Release of Information. The Company shall not issue any press release or make any other public release of information concerning the Exchange or this Agreement without the prior written consent of Cryocon, and neither Cryocon nor any Cryocon Holder shall issue any press release or make any other public release of information concerning the Exchange or this Agreement without the Company's prior written consent.

                  (e) SEC Filings. Cryocon and the Cryocon Holders acknowledge and agree that, at least ten (10) calendar days prior to consummation of the Exchange, an information statement containing the information required by SEC Rule 14f-1 shall be filed by the Company with the Securities and Exchange Commission and mailed to the Company's shareholders. Cryocon and the Cryocon holders also acknowledge and agree that, no later than fifteen (15) calendar days following the Closing, the Company is required to file a report on Form 8-K with the Securities and Exchange Commission containing (or incorporating by reference) all required information, except for required financial information, which may be filed within the additional time period permitted by Form 8-K. Both the Company and Cryocon will participate in the preparation of the Rule 14f-1 information statement and Form 8-K report, and neither document shall be filed or mailed out until both the Company and Cryocon have given their consent thereto.

         8.       INDEMNIFICATION.

                  8.1 Indemnification by Cryocon. Cryocon agrees to defend, indemnify and hold the Company, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified Company Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by Cryocon or a Cryocon Holder herein or in accordance herewith; (b) the breach of any warranty or covenant made by Cryocon or a Cryocon Holder herein or in accordance herewith; or (c) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the business of Cryocon or arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

                  8.2 Indemnification by the Company. The Company agrees to defend, indemnify and hold Cryocon, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified Cryocon Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by the Company herein or in accordance herewith; (b) the breach of any warranty or covenant made by the Company herein or in accordance herewith; or (c) any claim, litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

                  8.3 Survival of Covenants and Warranties. The representations, warranties, covenants and agreements made by Cryocon on the one hand, and the Company on the other hand, shall survive the Closing and shall be fully enforceable at law or in equity against such other party and its successors and assigns for a period of one year after the Closing Date. Any investigation at any time made by or on behalf of (or any disclosure to) any party hereto shall not diminish in any respect whatsoever its right to rely on the representations and warranties of the other party hereto.

                  8.4 Notice of Claims.  The Company  and Cryocon  each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Section 10 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any member of the Indemnified Cryocon Group or the
Indemnified Company Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.


         9.       TERMINATION OF THIS AGREEMENT.

                  9.1 Grounds for Termination. This Agreement shall terminate:

                  (a)  By mutual written consent of the Company and Cryocon;

                  (b) By Cryocon or the Company, if:

                           (i) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any Cryocon Holder refuses to execute this Agreement;

                           (ii) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if the Company or Cryocon should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either Cryocon or the Company has committed any unlawful acts affecting the other party;

                           (iii) the transactions contemplated in this Agreement and related agreements have not been consummated on the Closing Date, as it may be mutually accelerated or extended, or

                           (iv) either the Company or Cryocon shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

                  9.2 Manner of Termination. Any termination of this Agreement (other than an automatic termination) shall be made in accordance with the above listed grounds and, if terminated by Cryocon or the Company, shall be accompanied by a copy of the resolution of the terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

                  9.3 Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement. This Section constitutes a mutual covenant of the parties, and either may judicially enforce it.

         10.  CONFIDENTIALITY   PROVISIONS.  In  connection  with  the  proposed

Exchange, the Company may, from time to time, furnish Cryocon and/or its representatives with certain Confidential Information (as defined below). As used in this Section, the terms "Company", "Cryocon" and "Cryocon Holders" includes their respective advisers, representatives, employees and agents and all successors and assigns. In consideration of the Company furnishing (prior to and subsequent to the date hereof) such Confidential Information, Cryocon and the Cryocon Holders agree as follows:

                  (a) Confidential Information. Confidential Information means any and all memoranda, manuals, data, reports, interpretations, forecasts, market plans, market analyses, and records containing or otherwise reflecting information concerning the Company which is not available to the general public and which the Company later provides or has previously provided to Cryocon or any Cryocon Holder, together with analyses, compilations, forecasts, studies or other documents prepared by the Company, its agents, representatives (including lawyers, accountants and financial advisors) or employees which contain or otherwise reflect the foregoing described information, as well as any oral communications with respect to the foregoing.

                  The term Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Cryocon or a Cryocon Holder, or (ii) become available to Cryocon or a Cryocon Holder on a non-confidential basis from a source other than the Company or its agents which is not known to Cryocon or the Cryocon Holder to be prohibited from disclosing such Confidential Information to it by a legal, contractual or fiduciary obligation to the Company.

                  (b) Confidentiality. The Confidential Information will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by Cryocon or a Cryocon Holder, other than in connection with this Agreement. Cryocon and the Cryocon Holders agree to reveal the Confidential Information only to their representatives and employees who need to know the Confidential Information for the purposes described herein, who are informed by Cryocon or the Cryocon Holder, as the case may be, of the confidential nature of the Confidential Information and who shall agree in writing to act in accordance with the terms and conditions of this Confidential Agreement. Cryocon and the Cryocon Holders shall be liable for any breach of this Confidentiality provision by its or his respective representatives or employees.

                  Without the prior written consent of the Company, except as required by law, Cryocon and the Cryocon Holders will not disclose to any person the fact that the Confidential Information has been made available, nor make any announcement that discussions or negotiations are taking place or have taken place concerning the matters set forth in this Agreement or any of the terms, conditions or other facts with respect to any transaction the Company is negotiating, including the status thereof.

                  (c) Return of Confidential Information. Promptly upon completion or termination of this Agreement, all copies of the Confidential Information, except for that portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Cryocon or a Cryocon Holder, will be returned to the Company. That portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Cryocon or a Cryocon Holder and oral Confidential Information may be retained by Cryocon or the Cryocon Holder and kept confidential and subject to the terms of this Confidentiality Agreement or destroyed upon the request of the Company. Such destruction will be confirmed in writing to the Company.

                  (d) Accuracy of Confidential Information. Cryocon and the Cryocon Holders acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and the Company expressly disclaims any and all liability that may be based on the Confidential Information, errors therein or omissions therefrom.

                  (e) Protective Order. In the event that Cryocon or a Cryocon Holder or anyone to whom it or he transmits the Confidential Information becomes legally compelled to disclose any of the Confidential Information or any information relating to Cryocon's or a Cryocon Holder's opinion, judgment or recommendations concerning the Company as developed from the Confidential Information, Cryocon or the Cryocon Holder, as the case may be, will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. In the event that such waiver or such protective order or other remedy is not obtained, Cryocon or the affected Cryocon Holder(s) will furnish only that portion of the Confidential Information which it or they are advised by written opinion of legal counsel is legally required, and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Neither Cryocon nor any Cryocon Holder shall oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

                  (f) Reciprocal Nature of this Covenant. In the event that Cryocon or a Cryocon Holder provides Confidential Information to the Company, then the Company shall have the same obligation as Cryocon and the Cryocon Holders in this Section, and Cryocon or such Cryocon Holder(s) shall have the same rights and remedies as the Company set forth in this Section with respect to such Confidential Information.

         11.      MISCELLANEOUS PROVISIONS.

                  (a) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment, except that the Company may direct such an assignment to a wholly owned subsidiary corporation. No such assignment shall relieve the assignor of any obligations created under this Agreement.

                  (b) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

                  (c) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (e) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties contained herein shall survive the Closing, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company or Cryocon, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing.

                  (f) Interpretation. This Agreement shall be governed by and construed under the laws of the State of Colorado and shall be interpreted as if all parties participated equally in its drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

                  (g) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains its delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to a Cryocon Holder, sent to Cryocon for forwarding, and:

If to Cryocon Inc.:                 2250 North, 1500 West
                                    Ogden, Utah 84404
                                    ATTN: Mr. Robert Brunson

If to the Company:                  Mr. Egin Bresnig
                                    c/o Brasher & Company
                                    90 Madison Street, Suite 707
                                    Denver, Colorado 80206


                  (h) No Finders. Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys fees.

                  (i) Expenses. Except as otherwise provided in this letter, the Company and Cryocon shall bear their own fees and expenses incurred in connection with the transactions contemplated herein.

                  (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

                  (k) Prevailing Party Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

                  (l) Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or its employees is the employee or agent of the other. Neither Cryocon nor the Company has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

                  (m) No Purchases of Common Stock. Cryocon and the Cryocon Holders agree that neither they nor their respective affiliates will directly or indirectly purchase or cause any other person to purchase shares of the Company's common stock, whether publicly or privately, until a press release announcing this Agreement and the general terms of the Exchange has been publicly disseminated.

                  (n) Exhibits, Schedules, etc. Each Exhibit to this Agreement shall be initialed by Cryocon and the Company, and each Schedule shall be initialed by the party providing it. Any Schedule provided by Cryocon Holders shall be initialed by all of the Cryocon Holders. If a Schedule does not apply, it must nonetheless be furnished and marked "not applicable." The information contained in every Schedule shall be updated as necessary as of a date as close as possible to the Closing Date and must be accurate and complete as of the Closing Date. Each party signing this Agreement represents and warrants, to all other parties, by such signature that he, she or it has carefully read this Agreement in its entirety and understands the provisions of this Agreement.

                  (o) No Advice Given. Cryocon and the Cryocon Holders acknowledge and agree that they have neither asked for nor received any legal or tax advice from the Company or its counsel, John D. Brasher Jr., Esquire, or any other person associated with the Company, in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Exchange and issuance of the Exchange Shares.

         IN WITNESS WHEREOF, all parties have executed this Agreement, and Cryocon and the Company have initialed every preceding page hereof, as of the dates respectively indicated below.


ISO-BLOCK PRODUCTS (USA), INC.                       CRYOCON INC.


         s/s Egin Bresnig                            s/s Robert Brunson

         By....................                      By........................
         Egin Bresnig, President                     Robert Brunson, President

                          SHAREHOLDERS' SIGNATURE PAGE
                     to Agreement and Plan of Reorganization




         s/s Robert Brunson                             s/s Debra Brunson
X...............................                   X............................
         Robert Brunson                                 Debra Brunson




         s/s Eugene Pacanos Jr.                         s/s Barbara Sanders
X...............................                   X............................

         Eugene Pacanos Jr.                             Barbara Sanders




         s/s Harry Brunson                              s/s Mick Wooley
         s/s Joan Brunson                               s/s Audrey Wolley
X...............................                   X............................
         Harry Brunson                                  Mick Wooley
         Joan Brunson                                   Audrey Wooley



         s/s Jonathan Pace                              James Retallick
X...............................                   X............................
         Jonathan Pace                                  James Retallick




         s/s Bob Echard                                 s/s Bob Retallick
X...............................                   X............................
         Bob Echard                                     Bob Retallick

                             EXHIBITS and SCHEDULES

                               Cryocon Schedules:

Schedule 1.2 -    Names and  addresses of Cryocon  shareholders,  no. of Cryocon
                  Shares owned by each and number of exchange shares that go to each person

Schedule 3(d)     litigation

Schedule 3(g)     disclosure of material liabilities

Schedule 3(i)     taxes owed

Schedule 3(j)     material contracts

Schedule 3(k)     affiliate relationships

Schedule 3(o)     insurance policies in effect

Schedule 3(r) patents, trademarks, service marks, licenses, franchises and other intellectual property

                               S C H E D U L E 1.2

Names and addresses of Cryocon shareholders, number of Cryocon Shares owned by each and number of Exchange Shares going to each person

                                                 No. Cryocon       No. Exchange
         Name and Address                        Shares Owned    Shares Issuable
         ----------------                        ------------    ---------------

1.       Robert W.  Brunson                        10,225,000         40,900,000
         4381 North 125 West
         Pleasant View, UT  84414

2.       Debra L. Brunson                             500,000          2,000,000
         4381 North 125 West
         Pleasant View, UT  84414

3.       Eugene Pacanos Jr.                           100,000            400,000
         3505 Trieste Dr.
         Carlsbad, CA  92008

4.       Barbara Sanders                              100,000            400,000
         47 Buckingham Dr.
         Chatham, IL  62629

5.       Harry and Joan Brunson                        20,000             80,000
         147 South 1st West
         Rexburg, ID  83440

6.       James M. Retallick                            15,000             60,000
         2326 North, 4100 West
         Plain City, UT  84404

7.       Jonathan B. Pace                              10,000             40,000
         6933 North Bear Spring Cir.
         Mountain Green, UT  84050

8.       Mick & Audrey Woolley                         10,000             40,000
         418 East Main
         St. Anthony, ID  83445

9.       Robert A. Echard                              10,000             40,000
         249 West 4350 North
         Pleasant View, UT 84414

10.      Robert R. Retallick                           10,000             40,000
         18 Greenway Dr. c/o Carbin                ----------        -----------
         Scotia, NY  12302

         Totals                                    11,000,000         44,000,000

                              S C H E D U L E 3(d)

                                   Litigation


None

                              S C H E D U L E 3(g)

                              Material Liabilities


Name and Address                            Amount of                           Summary of
of Creditor                                 Outstanding Prin.                   Terms



1.       Robert W. Brunson                  $50,000                             10%, Interest and Principal
         4381 North 125 West                                                            Payment Due Quarterly
         Pleasant View, Ut  84414                                                       Due Year 2003
                                                                                        Convertible into
                                                                                        1,785,714 shares of
                                                                                        Common stock

2.       Paragon Venture Fund I             $288,000                            10%, Interest and Principal
         501 W. Monroe,                                                                 Payment Due Quarterly
         Springfield,  IL  62704                                                        Due Year 2003
                                                                                        Convertible into
                                                                                        2,880,000 shares of
                                                                                        Common Stock


3.       Paragon Venture Fund II            $647,300                            10%, Interest and Principal
         501 W. Monroe,                                                                 Payment Due Quarterly
         Springfield,  IL  62704                                                        Due Year 2003
                                                                                        Convertible into
                                                                                        1,294,600 shares of
                                                                                        Common Stock

4        Paragon Venture Fund III           $1,404,437                          10%, Interest and Principal
         501 W. Monroe,                                                                 Payment Due Quarterly
         Springfield,  IL  62704                                                        Due Year 2003
                                                                                        Convertible into
                                                                                        1,404,437 shares of
                                                                                        Common Stock

5.       Paragon Venture Fund IV            $475,400                            10%, Interest and Principal
         501 W. Monroe,                                                                 Payment Due Quarterly
         Springfield,  IL  62704                                                        Due Year 2003
                                                                                        Convertible into
                                                                                        237,700 shares of
                                                                                        Common Stock

6.       Bourns, Inc.                       $1,794,725                          8% Interest and Principal
         c/o Jim Booth                                                                  Balance Due and payable
         1200 Columbia Avenue                                                           September 9, 2000
         Riverside, CA  92504                                                           (Down payment of
                                                                                        $500,000. financing
                                                                                        arranged)


                                       23


7.       300 Below                          $163,205                            8% Interest and Principal
         2101 E. Olive  Street                                                          81 month term.
         Decatur, IL  62526                                                             Payment of $3,116.89 due
                                                                                        monthly.

8.       Centennial Bank                    $22,920                             9.5% Interest and Principal
         4605 S. Harrison Blvd.                                                         48 month term
         Ogden, UT  84403                                                               Payment of $575.87 due
                                                                                        monthly.

9.       Arcadia   (two notes:              $18,845.50
         and $22,346.50) $41,192                                                21% Interest and Principal
         PO Box 4367                                                                    60 month term
         Carol Stream, IL  60197                                                        Total payment of  $1,129
                                                                                        Due monthly.


                              S C H E D U L E 3(i)
                                   Taxes Owed

1.       Property Taxes              $5,555.86     Prorated  portion of property
                                                   taxes on purchase of building
                                                   building due in full 11-30-00

                              S C H E D U L E 3(j)
                               Material Contracts


 1.      Asset  Purchase  Agreement,  Dated  December  10, 1999  (Agreement  re:
         Purchase of Cryo-Accurizing Division from Robert W. Brunson by Cryocon, Inc.)

 2. Real Estate Purchase Contract, Dated February 9, 2000 (Re: Purchase of the Bourns Building)

                              S C H E D U L E 3(k)
                             Affiliate Relationships

 None

                              S C H E D U L E 3(o)
                          Insurance Policies in Effect

     Automotive:

     Company Name:State Automobile Mutual Insurance Company
     Policy No.:           BAP2005925
     Coverage:             Comprehensive

     Building and Equipment:

     Company Name:State Automobile Mutual Insurance Company
     Policy No.:           SPP2005924
     Coverage:             Building:  1,800,000      Contents:  250,000

Corporate Liability:

     Company Name:         St. Paul Surplus Lines Insurance Company
     Policy No.:           SFO5505744
     Coverage:             $2,000,000.00

     Company Name:Athena Assurance Company
     Policy No.:           900BA5478
     Coverage:             $1,000,000.00

Key Man Life Insurance:

     Company Name:Pekin Life Insurance Company
     Policy No.:           0001993850
     Coverage:             $1,000,000

                              S C H E D U L E 3(r)

Patents, Trademarks, Service Marks, Licenses, Franchises and Other Intellectual Property


Patent No.: 05865913. Deep Cryogenic Tempering process based on flashing liquid nitrogen through a dispersal system (Cryo-Accurizing).

Reg. No.:   2,240,720:  Service Mark "Tri-Lax"

Reg. No.:  1,969,850  Trademark " Cryo-Accurizing "

                              S C H E D U L E 3(n)
              List of Officers & Directors, Job and Salary for Each


                                                              Other         Restricted   Securities     LTIP     All Other
                                                              Annual          Stock      underlying     payouts  Compensation
Name and Principal Position         Year    Salary   Bonus  Compensation      award(s)  options/SARs    ($)        ($)
         (a)                        (b)       (c)     (d)      (e)             (f)           (g)        (h)        (i)
-----------------------------------------------------------------------------------------------------------------------------

Robert W. Brunson, CEO              2000  112,500.00   00       00              00            00         00         00

Debra Brunson, Dir/VP., HR          2000   75,000.00   (1)      00              00            00         00         00

Clark Carlisle, VP,  Projects       2000     105,000   00      (1)              00            00         00         00

Phillip Ray, VP, Marketing          2000     105,000   00      (1)              00            00         00         00

James Retallick,, VP, Legal         2000      75,000   00      (1)              00            00         00         00

Jeff Taylor, VP, Sales              2000     100,000   00      (1)              00            00         00         00

Rant Sant, Director                 2000          00

Harry Brunson, Director             2000          00


(1) All Vice Presidents have stock options for 50,000 shares of common stock which vests in increments of 10,000 shares per year.

                       CRYOCON INC. OFFICERS' CERTIFICATE


         Cryocon Inc., a Utah Corporation, entered into an Agreement dated April 25, 2000 with Iso-Block Products (USA), Inc., a Colorado Corporation, pursuant to which Cryocon, shall sell, transfer, assign, convey and deliver to Iso-Block, free and clear of all adverse claims, security, interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to therein by Iso-Block), and Iso-Block agreed to purchase, accept and acquire, all of Cryocon Shares from the Cryocon Holders, pursuant to the Agreement and Plan of Reorganization. All terms contained herein, not otherwise defined herein, shall have the meanings ascribed to them in the April 25, 2000, Agreement. As provided in Section 6.1 (a) of the Securities Purchase Agreement, the undersigned officer of the Company, being duly authorized, hereby certify as follows:


         (1) The representations and warranties of Cryocon contained in the Agreement, and the information set forth in all of Cryocon's Schedules and Exhibits attached to the Agreement were true and correct when made. Since April 25, 2000, the Board of Directors has approved the extension of an Option to Mr. Todd Moore for 1,000,000 post split shares with an offer price of .10 per share for services to be rendered by him and/or assigns to promote the Company;


         (2) All agreements and conditions required in the Agreement to be performed or complied with Cryocon prior to the date of this Certificate have been fully performed by Cryocon.


Dated this 14th day of August, 2000



BY:/s/ Robert w. Brunson
------------------------
Robert W. Brunson, Chief Executive Officer; and,
Acting Chief Financial Officer



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